Exhibit 10.28

FIRST AMENDMENT TO THE
THE DUN & BRADSTREET CORPORATION
KEY EMPLOYEES’ NONQUALIFIED DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2009)

THIS FIRST AMENDMENT to the Dun & Bradstreet Corporation Key Employees’ Nonqualified Deferred Compensation Plan (As Amended and Restated Effective January 1, 2009) (the “Plan”) is effective on the date on which it is executed as specified below (the “Effective Date”).

WITNESSETH:

WHEREAS, Dun & Bradstreet Corporation (the “Corporation”) sponsors the Plan and the Corporation has delegated authority to the Compensation & Benefits Committee of the Board of Directors of the Corporation (the “Committee”) to amend the Plan; and

WHEREAS, it is deemed desirable to amend the Plan as set forth herein.

NOW, THEREFORE, it is hereby resolved that Section 10.1 of the Plan be, and it hereby is, amended by deleting the section in its entirety and replacing it with the following:

Section 10.1. Non-Assignability.

(a)     In General. Except as provided by subsection (b) below, benefits payable under the Plan and the right to receive future benefits under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a divorce, separation, child support or similar arrangement, shall be null and void and not binding on the Plan or the Company. The Plan and the Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

(b)    Domestic Relations Orders. Notwithstanding subsection (a) above, the Plan shall comply with the terms of a domestic relations order that the Committee has approved pursuant to the domestic relations order procedures maintained by the Committee for this purpose (the “DRO Procedures”). If a party submits a domestic relations order to the Committee for approval under the Plan, the Committee shall determine whether or not the domestic relations order meets the requirements for approval specified by the DRO Procedures. If the Committee determines that the domestic relations order meets the requirements for approval specified by the DRO Procedures, the Committee shall approve and comply with the terms of the domestic relations order. Any payment of a Participant’s Plan benefits to a party other than the Participant pursuant to the terms of an approved domestic relations order shall be charged against and reduce the Participant’s benefits under the Plan; all determinations of benefits under the Plan shall be made with this principle in mind such that there is no duplication of benefits. Neither the Plan, the Company, any other Employer, the Board, the Committee, nor any other party shall be liable in any manner to any person, including but not limited to any Participant or Beneficiary, for complying with the terms of an approved domestic relations order.

IN WITNESS WHEREOF, the Committee has caused this First Amendment to be executed by the Plan Benefits Committee of the Corporation this 17th day of December, 2013.

/s/ Julian Prower                            /s/ Matt Fritz
Julian Prower                                 Matt Fritz

/s/ Louis Sapirman                            /s/ Kathy Guinnessey
Louis Sapirman                            Kathy Guinnessey